Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor & Media Contacts
Investor: Brian Coderre
Universal Access
(312) 660-6283

Media: Cyrus Bamji
Universal Access
(301) 608-8097

Universal Access Announces Third Quarter 2003 Results

CHICAGO – November 11, 2003 – Universal Access Global Holdings Inc. (Nasdaq: UAXS), a leading communications network integrator, today announced its financial results for the third quarter ended September 30, 2003.  The company’s quarterly results reflect management’s continuing efforts to manage operating expenses and cash burn.

“Our efforts to stabilize our business continued in the quarter as we extended our reach into existing and new markets, managed our costs, and completed the CityNet investment transaction in July. These actions allow us to place an even larger focus on revenue growth as we move forward,” said Randy Lay, CEO of Universal Access. “We also appointed three new members to our executive team during the quarter, including Chief Operating Officer Scott Layman, SVP of Government Affairs Marcia Hale, and Chief Marketing Officer Cyrus Bamji.  We are excited about the breadth of knowledge and experience this group brings to our management team and the positive impact they will have on the company.”

Third Quarter Operating Results

For the quarter ended September 30, 2003, revenues decreased 9.1% to $16.9 million from $18.6 million in the second quarter of 2003.  The decline in revenue, which was due primarily to disconnections and several one-time customer settlements of $1.3 million in the second quarter of 2003, was partly offset by new installations totaling $0.8 million.  Gross profit for the third quarter was $4.5 million, a decline of 25% from $6.0 million in the second quarter, which also reflects the impact of the one-time settlements in the second quarter.  Gross margin was 26.7% versus 32.3% in the preceding quarter.

Operations and administration expense (excluding stock compensation) in the third quarter was $7.9 million compared to $6.5 million in the second quarter.  Operations and administration expense increased primarily due to a payment in the third quarter of $0.7 million to a landlord to eliminate future monthly lease costs, and the positive impact during the second quarter of $0.6 million due to a higher valuation of officer notes receivable.  In addition, due to an ongoing effort to evaluate the value of its assets combined with a decline in revenue streams related to specific assets during the quarter, Universal Access recorded an impairment of $2.6 million related to several UTX facilities.  The company’s net loss was ($7.9 million) or ($0.81) per share versus ($4.0 million) or ($.81) in the second quarter.

For the nine months ended September 30, 2003, revenues were $54.6 million, down 32% from $80.2 million in the nine months ended September 30, 2002.

Commenting on the quarter, Lay said, “Our third quarter financial results reflect continued disconnections and some one-time write downs that negatively impacted our earnings results.  However, we were pleased with our ability to generate new business as customers continue to recognize the benefits and cost savings we can create for their business.”

Cash Position

The Company finished the third quarter with $19.0 million in cash (including cash, cash equivalents, short-term investments and restricted cash) compared to $12.6 million at the end of the second quarter representing an increase of $6.4 million.  Included in the ending cash balance at September 30, 2003 was the gross equity proceeds from the CityNet investment of $16 million less the repayment to CityNet of the $5 million secured loan issued in the second quarter of 2003 and approximately $1.1 million in transaction related costs.  After adjusting for the CityNet transaction, third quarter cash burn was approximately $3.5 million ($6.4 million cash balance increase less $16 million equity proceeds plus $5 million secured loan repayment plus $1.1 million transaction costs) compared to $4.6 million in the second quarter.

“We have remained focused on managing our operating expenses which, together with the CityNet transaction, will allow us to take advantage of opportunities in the marketplace.  We will continue to seek out opportunities for cost savings throughout the organization going forward,” said Brian Coderre, Universal Access’ CFO.

Outlook

Lay concluded, “During the third quarter we took the additional steps necessary to position the company for future growth.  In addition to maintaining our strict financial discipline by focusing on our cost structure, we recently announced the creation of our Government Services Group.  This division has been created to provide local, state and federal government customers with the special infrastructure consulting services they need, and access to information contained within our proprietary database and nationwide network of interconnection facilities.  We look forward to updating our shareholders on this initiative as well as that of the overall company in the quarters ahead.”

About Universal Access

Universal Access (NASDAQ: UAXS) specializes in telecommunications network integration and off-network provisioning for carriers, service providers, cable companies, system integrators and government customers worldwide. The company is dedicated to alleviating communication bottlenecks by leveraging its proprietary information databases in combination with its strategically deployed network interconnection facilities. By provisioning across multiple networks of competing global service providers, Universal Access provides its clients with a timely and cost-effective means of extending their network reach and maximizing the utilization of their own network assets. Universal Access’ customers include a wide range of leading companies.  Universal Access is headquartered in Chicago, IL.  Additional information is available on the company’s Web site at www.universalaccess.net.

Webcast Conference Call at 9:00 a.m. Central Time

The company previously announced that it will hold its third quarter 2003 results conference call on Tuesday, November 11 at 9:00 a.m. Central Time. All investors are invited to join a live webcast of the call, which will be hosted by CEO Randall Lay and CFO Brian Coderre. Investors may access the call by visiting the Investor section of Universal Access’ website at http://www.universalaccess.net and clicking on the Conference Call menu item on the left-hand side of the page. If you are unable to participate during the live webcast, a replay of the call will be available on Universal Access’ website for one week after the webcast. The discussion may include forward-looking information, such as guidance regarding future results.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements based on current expectations, forecasts and assumptions, including but not limited to statements that we will continue to control operations and administration expenses and that the recently closed equity transaction with CityNet will strengthen our balance sheet and allow us to expand services and enter new markets. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties including, without limitation, the challenge of attracting new clients, including government clients, or increasing sales to existing clients, potential de-listing of our stock from the Nasdaq SmallCap Market, difficulty forecasting our future cash requirements and expenditures and results of operations due to our limited operating history and expenses assumed in connection with the CityNet investment, potential increases in circuit disconnections, credit problems or bankruptcies or restructurings of significant clients or vendors, potential need to raise additional capital, potential inability to negotiate reductions in expenses with landlords and vendors or otherwise reduce costs, resources devoted to pending legal actions, difficulty or delays in developing software, offering new services, difficulties or delays in operating UTX facilities, fiber optic network assets or optical networking equipment, and competition in our industry.  For other risks and uncertainties applicable to our business, refer to our Securities and Exchange Commission filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues	$16,853	$27,036	$54,594	$80,229
Costs and expenses:
Cost of circuit access (exclusive of depreciation shown below)	12,349	17,172	37,682	58,526
Operations & administration (excluding stock plan compensation)	7,937	10,730	23,310	45,972
Operations & administration (stock plan compensation)	200	729	834	2,163
Impairment of property, plant & equipment	2,550	0	3,749	46,025
Impairment of goodwill	0	0	0	4,472
Depreciation & amortization	1,758	3,082	6,224	12,970
Restructuring Charges	0	(9,625)	0	(9,625)

Total costs and expenses	24,794	22,088	71,799	160,503
Operating Income (loss)	(7,941)	4,948	(17,205)	(80,274)
Other income (expense), net	30	(482)	64	18

Net income (loss)	$(7,911)	$4,466	$(17,141)	$(80,256)

Basic net income (loss) per weighted average share	$(0.81)	$0.91	$(2.61)	$(16.30)
Diluted net income (loss) pr weighted average share	$(0.81)	$0.89	$(2.61)	$(16.30)
Weighted average shares, basic	9,802	4,923	6,572	4,923
Weighted average shares, diluted	9,802	5,044	6,572	4,923

UNIVERSAL ACCESS GLOBAL HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	September 30, 2003	December 31, 2002

ASSETS
Current assets:

Cash and cash equivalents	$16,889	$12,353
Accounts receivable, less allowance for doubtful accounts of $1,027 and $1,728	5,379	4,566
Prepaid expenses and other current assets	3,658	2,674

Total current assets	25,926	19,593
Restricted cash	2,062	3,900
Property and equipment, net	10,681	20,617
Other long-term assets	2,144	2,607

Total assets	$40,813	$46,717

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:

Accounts payable	$2,318	$2,382
Accounts payable – related party	118	0
Non-income tax payable	1,696	1,071
Accrued carrier expenses	11,595	15,611
Accrued expenses and other current liabilities	1,372	2,051
Unearned revenue	9,598	9,813
Short-term restructuring liability	765	773

Total current liabilities	27,462	31,701
Security deposits payable	2,238	1,859
Notes Payable – long-term	1,724	0
Restructuring liability	3,698	4,274

Total liabilities	35,122	37,834
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized; 11,459,519 and 4,958,968 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	115	50
Common stock warrants	540	129
Additional paid-in-capital	294,864	284,107
Deferred stock plan compensation	(930)	(3,010)
Accumulated deficit	(288,934)	(271,793)
Accumulated other comprehensive income	36	40
Notes receivable—employees	0	(640)

Total stockholders’ equity	5,691	8,883

Total liabilities and stockholders’ equity (deficit)	$40,813	$46,717